Exhibit 3.2

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

HEALTHEQUITY, INC.

HealthEquity, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. The name of the corporation is HealthEquity, Inc.

2. The Corporation was incorporated in Delaware on September 18, 2002.

3. This Amended and Restated Certificate of Incorporation (the “Restated Certificate”) has been duly adopted by the Corporation in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (as the same may be amended or supplemented from time to time, the “DGCL”) and has been adopted by the requisite vote of the stockholders of the Corporation, acting by written consent in lieu of a meeting in accordance with Section 228 of the DGCL.

4. This Restated Certificate restates, integrates and amends the provisions of the Certificate of Incorporation of this Corporation, as heretofore amended and restated.

5. The text of the Certificate of Incorporation of the Corporation, as heretofore amended and restated, is hereby amended and restated in its entirety to read as follows:

* * * * * * * * * * * * * * *

ARTICLE I

CORPORATE NAME

The name of this Corporation is HealthEquity, Inc.

ARTICLE II

PURPOSE

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL or an applicable successor thereto.

ARTICLE III

REGISTERED ADDRESS AND AGENT

The address of the registered office of the Corporation in the State of Delaware is 1679 S. Dupont Hwy., Suite 100, Dover, DE 19901 in the County of Kent. The name of the registered agent of the Corporation at such address is Registered Agent Solutions, Inc.

ARTICLE IV

AUTHORIZED CAPITAL STOCK

Section 4.01. Authorized Shares.

(a) The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 1,000,000,000, which shall consist of:

(i)	900,000,000 shares of common stock, par value of $0.0001 per share (the “Common Stock”); and

(ii)	100,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

(b) Subject to the rights of holders of any series of Preferred Stock, the number of authorized shares of any of the Common Stock or the Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL or any corresponding provision hereinafter enacted, and no vote of the holders of any of the Common Stock or the Preferred Stock voting separately as a class shall be required therefor unless a vote of any such holder is required pursuant to this Certificate of Incorporation or the relevant Certificate of Designation (as defined below) of any class or series of Preferred Stock.

Section 4.02. Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board of Directors”) is hereby expressly authorized, subject to any limitation prescribed by law, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, by filing a certificate pursuant to the applicable law of the State of Delaware (a “Certificate of Designation”) with respect to each such series, to fix, without further stockholder approval, the number of shares constituting such series and the designation of such series, the voting powers, if any, of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

Section 4.03. Common Stock.

(a) Voting. Except as otherwise expressly provided herein or required by law or the relevant Certificate of Designation of any class or series of Preferred Stock, each holder of record of Common Stock shall have one vote for each share of Common Stock that is outstanding in his, her or its name on the books of the Corporation on each matter properly submitted to the stockholders of the Corporation for their vote; provided however, that, except as otherwise required by law, holders of shares of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock). Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled to only such voting rights, if any, as shall expressly be granted thereto by this Certificate of Incorporation (including any Certificate of Designation).

(b) Dividends. Subject to applicable law and to any preferential dividend rights of outstanding Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board of Directors from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(c) Liquidation. Upon any liquidation, dissolution or winding up of the affairs of the Corporation and its subsidiaries, whether voluntary or involuntary (a “Liquidation Event”), after the payment or provision for payment of all debts and liabilities of the Corporation and all preferential amounts to which the holders of any outstanding class or series of Preferred Stock may be entitled pursuant to the terms thereof with respect to the distribution of assets in liquidation, the holders of shares of Common Stock shall be entitled to share ratably in the remaining assets of the Corporation available for distribution. The term “Liquidation Event” shall not be deemed to be occasioned by or to include any voluntary consolidation or merger of the Corporation with or into any other corporation or entity or other corporations or entities or a sale, lease or conveyance of all or a part of the Corporation’s assets.

(d) No Pre-Emptive Rights. No holder of shares of Common Stock shall be entitled to any pre-emptive, subscription, redemption or conversion rights.

ARTICLE V

BOARD OF DIRECTORS

Section 5.01. General. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the authority and powers conferred upon the Board of Directors by the DGCL or by the other provisions of this Certificate of Incorporation or the by-laws of the Corporation (the “By-laws”), the Board of Directors is hereby authorized and empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject to the provisions of the DGCL, this Certificate of Incorporation and the By-laws.

Section 5.02. Number of Directors. Subject to the rights of the holders of one or more series of Preferred Stock then outstanding to elect additional directors, the total number of directors constituting the entire Board of Directors of the Corporation shall be fixed by, and may be increased or decreased from time to time by, the affirmative vote of a majority of the Whole Board. For purposes of this Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships.

Section 5.03. Term and Removal. At each annual meeting of stockholders, the directors shall be elected for terms expiring at the next annual meeting of stockholders. Each director shall hold office until such director’s successor is elected and qualified, or until such director’s earlier death, resignation or removal. Any director may resign at any time upon notice to the Corporation given in writing or by any electronic transmission permitted in the By-laws of the Corporation. Any director or the entire Board of Directors (other than the directors elected solely by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be) may be removed from office with or without cause by the affirmative vote of at least a majority of the total voting power of the outstanding shares of the capital stock of the Corporation entitled to vote in any annual election of directors, voting together as a single class.

Section 5.04. Vacancies on the Board of Directors. Subject to the rights of the holders of one or more series of Preferred Stock then outstanding, vacancies on the Board of Directors by reason of death, resignation, retirement, disqualification, removal from office, or otherwise, and newly created directorships resulting from any increase in the authorized number of directors shall be solely filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director and shall not be filled by the stockholders. A director elected to fill a vacancy or a newly created directorship shall hold office until the next annual meeting of stockholders, subject to the election and qualification of a successor and to such director’s earlier death, resignation or removal. No decrease in the number of directors shall shorten the term of any incumbent director.

Section 5.05. Written Ballots Not Required. Unless and except to the extent that the By-laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE VI

LIABILITY OF DIRECTORS

Section 6.01. Limitation of Liability. To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or to its stockholders for monetary damages for any breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the DGCL is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Section 6.02. Change in Rights. No amendment to, modification of or repeal of this Article VI, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VI, nor, to the fullest extent permitted by law, any modification of law, shall eliminate, reduce or otherwise adversely effect any right or protection of a current or former director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment, modification, repeal or adoption.

ARTICLE VII

INDEMNIFICATION

The Corporation shall have the power to indemnify, to the extent permitted by the DGCL, as it presently exists or as may hereafter be amended, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

ARTICLE VIII

STOCKHOLDERS

Section 8.01. Meetings of Stockholders.

(a) General. Meetings of stockholders may be held within or without the State of Delaware, as the By-laws of the Corporation may provide. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the By-laws of the Corporation. The books of the Corporation may be kept (subject to any provision contained in the statues) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-laws of the Corporation.

(b) Special Meetings. Except as otherwise required by law, and subject to the rights of the holders of Preferred Stock, special meetings of stockholders of the Corporation may be called only (i) by the Chairman of the Board of Directors of the Corporation, if there is one, or (ii) by a majority of the Whole Board, and no such special meeting may be called by any other person or persons. Business transacted at special meetings of stockholders shall be confined to the purpose or purposes stated in the notice of meeting.

Section 8.02. Prohibition on Written Consent. No action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting; provided, however, that any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Certificate of Designation.

Section 8.03. Cumulative Voting. No stockholder will be permitted to cumulate votes at any election of directors.

ARTICLE IX

BY-LAWS

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly empowered to adopt, amend or repeal the By-laws of the Corporation in whole or in part, without the vote of the stockholders, in any manner not inconsistent with the laws of the State of Delaware or the Certificate of Incorporation. Any adoption, amendment or repeal of the By-laws of the Corporation by the Board of Directors shall require the approval of a majority of the entire Board of Directors. The stockholders shall also have power to adopt, amend or repeal the By-laws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the By-laws of the Corporation.

ARTICLE X

FORUM

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Court of Chancery”) shall, to the fullest extent permitted by law, be the sole and exclusive forum for any stockholder (including any beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of the Corporation to the Corporation or the Corporation’s stockholders, creditors or other constituents, (iii) any action asserting a claim against the Corporation or any director or officer of the Corporation arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the By-laws of the Corporation, or (iv) any action asserting a claim against the Corporation or any director or officer of the Corporation governed by the internal affairs doctrine, except as to each of (i) through (iv) above, for any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction; provided, that, if and only if the Court of Chancery dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state court sitting in the State of Delaware. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consents to the provisions of this Article X.

ARTICLE XI

COMPETITION AND CORPORATE OPPORTUNITIES

(a) In recognition and anticipation that (i) certain directors, principals, officers, employees and/or other representatives of the Controlling Owner and its Affiliates (each, as defined below) may serve as directors, officers or agents of the Corporation, (ii) the Controlling Owner, its Affiliates and the Controlling Owner Related Persons (each, as defined below) may now engage and may continue to engage in (A) the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or (B) other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article XI are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain business opportunities as they may involve the Controlling Owner, its Affiliates and the Controlling Owner Related Persons and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

(b) Except as provided below, to the fullest extent permitted by law, (i) none of the Controlling Owner, its Affiliates or any Controlling Owner Related Person (collectively, “Identified Persons”) shall have any duty (fiduciary or otherwise) or obligation, if any, to refrain from (A) engaging in the same or similar activities or lines of business as the Corporation or any of its subsidiaries, (B) doing business with any client, customer or vendor of the Corporation or any of its subsidiaries or (C) entering into and performing one or more agreements (or modifications or supplements to pre-existing agreements) with the Corporation or any of its subsidiaries, including, in the cases of clauses (A), (B) or (C), any such matters as may be any potential transaction, investment or business opportunity or prospective economic or competitive advantage in which the Corporation or any of its subsidiaries could have any expectancy or interest (each a “Corporate Opportunity”); and (ii) no Identified Persons nor any officer, director or employee thereof shall be deemed to have breached any duty (fiduciary or otherwise), if any, to the Corporation, any of its subsidiaries or securityholders solely by reason of any Identified Person engaging in any such activity or entering into such transactions, including any Corporate Opportunities.

(c) Subject to clause (e) below and except as otherwise provided in this clause (c) with respect to Identified Corporate Opportunities (as defined below), the Corporation and its subsidiaries shall have no interest or expectation in, nor right to be informed of, any Corporate Opportunity, and in the event that any Identified Person acquires knowledge of a potential transaction or matter which may be a Corporate Opportunity, such Identified Person shall, to the fullest extent permitted by law, have no duty (fiduciary or otherwise) or obligation to communicate or offer such Corporate Opportunity to the Corporation or any of its subsidiaries or securityholders or to any other Controlling Owner Related Person and shall not, to the fullest extent permitted by law, be liable to the Corporation or any of its subsidiaries or securityholders for breach of any fiduciary duty as a director, officer or securityholder of the Corporation or any of its subsidiaries solely by reason of the fact that any Identified Person acquires or seeks such Corporate Opportunity for itself, directs such Corporate Opportunity to another person, or otherwise does not communicate information regarding such Corporate Opportunity to the Corporation or its subsidiaries or securityholders, and the Corporation and its subsidiaries, to the fullest extent permitted by law, waive and renunciate any claim that such business opportunity constituted a Corporate Opportunity that should have been presented to the Corporation or any of its Affiliates; provided, that if an opportunity is expressly communicated to a Controlling Owner Related Person in his or her capacity as a director or officer of the Corporation or such subsidiary for the express purpose of causing such opportunity to be communicated to the Corporation or such subsidiary (an “Identified Corporate Opportunity”), then such Controlling Owner Related Person shall reasonably promptly communicate the opportunity, or, in lieu thereof, the identity of the party initiating the communication and the subject of the communication, to the Board of

Directors, and, upon such communication, such Controlling Owner Related Person shall be deemed to have satisfied his or her obligations pursuant to this clause (c) and his or her fiduciary obligations, if any, in respect of such opportunity except that such Controlling Owner Related Person shall otherwise keep such Identified Corporate Opportunity confidential and shall not disclose it to any other person.

(d) For the purposes of this Article XI, (i) an “Affiliate” of, or a person “affiliated” with, a specified person, is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified; (ii) “Controlling Owner” shall mean Berkley Capital Investors, L.P., and (iii) a “Controlling Owner Related Person” shall mean any director or officer of the Corporation or any of its subsidiaries who is also a director, officer or employee of the Controlling Owner or any of its Affiliates.

(e) Notwithstanding anything to the contrary in this Article XI, in the event that the Controlling Owner is pursuing a Corporate Opportunity, such Controlling Owner will ensure that its director designee to the Board of Directors does not participate in any discussions of the Board of Directors regarding such Corporate Opportunity, or receive information from the Corporation or any Affiliate with respect thereto, or vote with respect to, any such Corporate Opportunity.

(f) To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article XI.

ARTICLE XII

MISCELLANEOUS

If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

ARTICLE XIII

AMENDMENT

Notwithstanding any other provision of this Certificate of Incorporation or the By-laws of the Corporation and in addition to any affirmative vote of the holders of any particular class of stock of the Corporation required by applicable law, this Certificate of Incorporation or the By-laws of the Corporation, the affirmative vote of the holders of at least 66 2/3% of the voting power of the shares of the then outstanding voting stock of the Corporation, voting together as a single class, shall be required to amend, repeal or adopt any provisions inconsistent with Article VI, Article VII, Article VIII, Article IX, Article X, Article XI or this Article XIII of this Certificate of Incorporation.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its President and Chief Executive Officer on                     , 2014.

HEALTHEQUITY, INC.

By:
Name:	Jon Kessler
Title:	President and Chief Executive Officer